                                                                      EXHIBIT 99
[IKONICS CORPORATION LOGO]


                                  NEWS RELEASE



NEWS CONTACT:  Bill Ulland                                 FOR IMMEDIATE RELEASE
               Chairman, President & CEO                   July 26, 2004
               (218) 628-2217


             IKONICS REPORTS 75% INCREASE IN PROFITS ON RECORD SALES

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced its second consecutive quarter of record sales. Sales for the second quarter of 2004 were $3,683,000, a 16% increase over the second quarter of 2003. Earnings were $274,000, or $0.14 per share, a 75% increase over the comparable quarter of last year. The second quarter of 2003 was negatively impacted by a $75,000 write down of an investment and positively impacted by a $42,000 tax refund.

For the first six months of 2004, sales are 18% ahead of the 2003 period and earnings are up by 134% to $0.22 cents per share. During the quarter, IKONICS affected a 3 for 2 stock split. Above per share earnings are adjusted for the new number of shares.

As was true in the first quarter, strong sales growth was experienced in all product groups and geographical markets. The company's current financial structure of generally high margin products and relatively high fixed costs results in the acceleration of earnings as sales grow.

Bill Ulland, IKONICS CEO, said, "IKONICS is planning a number of new product launches in the second half of this year, which we believe will further broaden our market base".

IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.



This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

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                               IKONICS CORPORATION


                            STATEMENTS OF OPERATIONS
        For the Three and Six Month Periods Ended June 30, 2004 and 2003


                                                            THREE MONTHS ENDED                SIX MONTHS ENDED
                                                        6/30/04            6/30/03         6/30/04         6/30/03
                                                        -------            -------         -------         -------

Sales                                                $   3,683,415     $  3,161,731    $  7,066,213    $  5,992,378
Costs and expenses, net of interest income               3,312,347        2,911,455       6,475,520       5,696,444
Loss on Investment                                                          (74,666)                        (74,666)
                                                     -------------     ------------    ------------    ------------
Income before income taxes                           $     371,068     $    175,610    $    590,693    $    221,268
Federal and state income tax expense                        96,655           19,131         155,622          35,111
                                                     -------------     ------------    ------------    ------------
Net income                                           $     274,413     $    156,479    $    435,071    $    186,157
                                                     =============     ============    ============    ============
Earnings per common share-diluted                    $         .14     $        .08    $        .22    $        .10
                                                     =============     ============    ============    ============
Average shares outstanding-diluted                       2,016,595        1,881,449       2,004,158       1,879,606


                                 BALANCE SHEETS
                    AS OF JUNE 30, 2004 AND DECEMBER 31, 2003


                                                                          6/30/04         12/31/03
                                                                          -------         --------
                  ASSETS
                  Current assets                                        $6,457,466       $5,597,674
                  Property, equipment, patents & licenses                1,326,974        1,110,159
                  Investment                                               112,834          112,834
                  Other intangible                                          73,335          308,017
                  Deferred taxes                                            66,000           66,000
                                                                        ----------       ----------
                                                                        $8,036,609       $7,194,684
                                                                        ==========       ==========
                  LIABILITIES AND EQUITY
                  Current liabilities                                   $1,062,631       $  826,334
                  Long term debt                                                 0                0
                  Stockholders' equity                                   6,973,978        6,368,350
                                                                        ----------       ----------
                                                                        $8,036,609       $7,194,684
                                                                        ==========       ==========


                             STATEMENTS OF CASH FLOW
                 For the Six Months Ended June 30, 2004 and 2003


                                                                6/30/04               6/30/03
                                                                -------               -------
         Cash flows from operating activities                 $   498,851            $ 556,945
         Cash flows used in investing activities              $   (95,643)           $(119,199)
         Cash flows provided by financing activities          $   165,736            $       0
                                                              -----------            ---------
         Net increase in cash and cash equivalents            $   568,944            $ 437,746
         Cash and cash equivalents at beginning of period     $ 1,507,794            $ 384,107
                                                              -----------            ---------
         Cash and cash equivalents at end of period           $ 2,076,738            $ 821,853
                                                              ===========            =========